Exhibit A
TRANSITION AGREEMENT
AND RELEASE OF CLAIMS
Date: November 17, 2015

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Peter J. Perrone, individually and on behalf of his marital community, if any, (“Employee”) and Limelight Networks, Inc. (the “Company”) effective on the date set forth in Section 8 below (“Effective Date”) relating to Employee’s employment and termination of employment with the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs of Limelight Networks, Inc.

RECITAL

A.Limelight and Employee are parties to an Employment Agreement dated as of July 23, 2013, and amended as of June 19, 2015 (the “Employment Agreement”), and are also parties to an At-will Employment, Confidential information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”).

B.Employee’s employment by Limelight is terminating and Employee is delivering this Agreement in accordance with Section 8(a) of the Employment Agreement.

C.The Company desires to retain Employee as a consultant after the Separation Date (as defined below) to assist with the transition of his duties.

AGREEMENT

1.    Separation from Employment. Employee’s duties as Chief Financial Officer and employment with the Company will terminate effective December 4, 2015, (“Separation Date”). Company will pay Employee all wages and accrued vacation earned by Employee through the Separation Date as contemplated in Section 6 of the Employment Agreement. Employee acknowledges that, except as set out herein, the Company owes no other commissions, wages, bonuses, vacation pay, sick pay, or benefits to Employee. This Agreement is intended to settle, resolve and release any and all claims stemming from or related to Employee’s employment with Company, Employee’s termination of employment, including, but not limited to, any and all claims for amounts due to Employee from Company in terms of wages, fees, commissions, severance payments, bonuses and/or benefits of any kind.

2.    Interim and Consulting Periods. Employee agrees that he will continue to work diligently and in good faith between the effective date and the Separation Date, including assisting and preparing his successor, interim successor or other persons identified by the Company’s Chief Executive Officer to assume the responsibilities of Chief Financial Officer and to effect a smooth transition of his duties and responsibilities to such person. During the period beginning on the Separation Date, and ending on the earliest to occur of (i) June 30, 2016, (ii) the date Employee commences full-time employment with any third party, or (iii) the date this Agreement is terminated due to a breach by Employee, (the “Consulting Period”) Executive agrees, subject to his reasonable availability and upon reasonable request by the Company, to provide advice and consultation regarding the continued transition of his former duties and responsibilities as Chief Financial Officer, and as such, shall remain a service provider as defined in the Company’s 2007 Equity Incentive Plan during the Consulting Period. The parties agree that such advisory and consulting work will not exceed 100 hours during the Consulting Period, without the Executive’s prior written consent. Executive acknowledges and agrees that all work under this Section 2 will be subject to and covered by Confidential Information Agreement, and all covenants contained therein that are otherwise designed to terminate upon Executive’s Separation Date will continue until the expiration of the Consulting Period, as if Executive were still an employee of the Company.

3.    Transition Consideration and Continued Vesting of Equity Awards. In addition to the wages set forth in paragraph 1, and for, and in consideration of, the covenants, promises and releases by Employee in this Agreement, and subject to compliance with any and all prerequisites expressly set forth herein and in the Employment Agreement (including without limitation Employee’s continued compliance with the restrictive covenants set forth in the Employment Agreement and Confidential Information Agreement), Company agrees to (i) pay to Employee the actual earned cash incentive, if any, payable to Employee for the current year, pro-rated to the Separation Date, with such pro-rated amount to be calculated by multiplying the actually earned portion of the Employee’s corporate bonus by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company’s other executive officers; and (ii) continue the vesting, in accordance with the existing vesting schedules, of all of Executive’s outstanding equity awards through the expiration of the Consulting Period. All equity awards unvested as of the end of the Consulting Period will be forfeited on that date.

4.    Other Benefits. Employee’s participation in the Company’s group medical and dental programs ceases on the Separation Date.  As of such date, Employee is responsible for paying his entire monthly COBRA premiums. Employee must elect to receive COBRA if he wants continuation coverage under the Company’s group health benefits programs.  Employee’ right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package.  Also as of the Separation Date, Employee is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation, 401(k) plan, short-term and long-term disability, accidental death and dismemberment and life and dependent life insurance programs.

5.    Confidentiality. Employee agrees that the nature, terms, conditions, and substance of this Agreement are strictly confidential and shall be kept confidential by Employee and his representatives, attorneys, and spouse, and shall not be disclosed at any time to any other person, except as necessary in the course of seeking Legal counsel, preparing and filing appropriate tax returns or dealing with federal or state taxing authorities. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement, or as required by a lawfully issued subpoena or court order. Employee agrees that if he finds it necessary to disclose the terms of this Agreement to his representatives, attorneys, or spouse, he will inform such persons that they are under an obligation to maintain the confidentiality of such information.

6.    Mutual Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of Company, its employees, officers, directors or shareholders, and agrees to refrain from any unlawful interference with the contracts of Company. The Company agrees to refrain from making any disparaging statements about Employee. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only his last position and dates of employment. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Employee, the Company, or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable order, subpoena, law or regulation or from otherwise providing truthful information in response to any subpoena or other legal process.

7.    Full General Release of Claims. Employee, for himself, his marital community, and his heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges Limelight Networks, Inc., its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates, and all other persons acting for or on behalf of any of them, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date of this Agreement, including any and all claims in connection with Employee’ employment with the Company and separation from employment with the Company. Except as otherwise expressly provided herein, this general release is a full and final bar to any claims Employee may have against the Company, including, without limitation, any claims:

(a)	arising from Employee’ pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)	relating to stock options, whether pursuant to a stock option plan, agreement or otherwise;

(c)
relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Employee; arising under Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act; violations of any local, state or federal discrimination or harassment law based on race, sex, age, disability, pregnancy or any other category protected by law; wrongful termination; all equitable claims and all common law claims, including but not limited to breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations and prospective economic advantage, personal injury, assault, battery, invasion of privacy, retaliatory discharge, constructive discharge, negligent or intentional infliction of emotional distress, any other tort (as any of these laws may have been amended); any claim for wages, benefits, salary, commissions or bonuses; or which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the Effective Date.

(d)	or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

The parties intend that the release of claims in this Agreement extend to all claims Employee may have whether known or unknown, and in furtherance of this intention the Employee acknowledges that he understands the provisions of California Civil Code Section 1542, which is reproduced below, and expressly waives the rights and benefits of that Section:

California Civil Code Section 1542: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

8.    Acknowledgment of Waiver of Claims under the Age Discrimination in Employment Act (ADEA). Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement and agrees that any non-material change to the terms herein from the date of first offer to the Effective Date do not re-start, extend, or interrupt the 21 day consideration period; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until signed by Employee, and until after the revocation period has expired (the “Effective Date”); (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and (f) the payments and continued vesting set forth in paragraph 3 above are contingent upon Employee’s agreement to and the effectiveness of this ADEA waiver. In the event Employee signs this Agreement and returns it to Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement

9.    Voluntary Action. Employee acknowledges that he has read each paragraph of this Agreement and understands his rights and obligations. Employee further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to him; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Employee is otherwise entitled; (c) he has been given a reasonable opportunity to consider and review this Agreement and consult with an attorney of his choice; and (d) his signature on this Agreement is knowing and voluntary.

10.    Return of Confidential Information and Physical and Intellectual Property. Employee shall return to Company all Company property and confidential and proprietary information including, but not limited to, computer(s), files, documents, passcodes, documents, designs, plans and any and all other Company property, confidential or proprietary information in any form or medium. In addition, Employee agrees that he will, upon Limelight’s request, provide reasonable written certification to Limelight that he has complied with this provision.

11.    Miscellaneous.

(a) Entire Agreement. This Agreement, together with the Employment Agreement and the Confidential Information Agreement, contains the entire agreement between Employee and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations in regard to the subject matter are replaced by this Agreement. This Agreement may only be changed by a written amendment signed by Employee and an authorized representative of Limelight Networks.

(b) No Admission. The Company and Employee agree that the consideration, covenants and releases herein are not to be construed as an admission of liability by the Company or Employee. The parties specifically disclaim any liability to the other or to any other person or entity.

(c) Severability. Any ruling of invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will any ruling of invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d) Effect of Waiver. The failure of either party at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e) Binding Nature. This Agreement will be binding upon the Company and Employee and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Employee, except in the case of death or permanent and total disability, and then, only to the extent that Employee’ estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(f) Equitable Remedy/Enforcement.     The parties agree that money damages would not be a sufficient remedy for any breach of the confidentiality and non-disclosure and non-disparagement provisions herein, and that the non-breaching party in such case will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach, and alleged breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy will not be deemed to be the exclusive remedy for non-breaching party, but will be in additional to all other remedies available to that party at law or in equity.

(g) Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Construction. The Company and Employee have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Employee and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(i) Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:                If to Employee:
Senior Director of HR        _________________
Limelight Networks, Inc.        _________________
222 S. Mill Ave., Suite 800        _________________
Tempe, AZ 85281            _________________
Fax: 602-850-5242            _________________

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(j) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to its choice of law rules. Any action brought in connection with this Agreement will be brought in accordance with the arbitration provisions of the Confidential information Agreement, and if for any reason such provisions are not enforceable then any action in connection with this Agreement will be brought a court sitting in San Francisco, California, and the parties agree to submit to the jurisdiction of such court(s). THE PARTIES HEREBY WAIVE THEIR RIGHT, IF ANY, FOR CLAIMS, DEFENSES, AFFIRMATIVE DEFENSES, COUNTERCLAIMS OR SET-OFF HEREUNDER TO BE HEARD BY A JURY.

(k)    Liability for Breach. Should either party be required to bring formal action to enforce the terms herein, the prevailing party shall be awarded its reasonable costs and attorneys’ fees in such action, in addition to all other legal and equitable remedies available to it.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Electronic and/or facsimile copies will count as originals.

IN WITNESS WHEREOF, the Company and Employee signify agreement with the terms herein and have executed this Separation Agreement and Release of Claims effective on the date set forth in Section 8 above.

Peter J. Perrone

/s/ Peter J. Perrone

Date: November 17, 2015

Limelight Networks, Inc.
By: /s/ Robert A. Lento
Print Name: Robert A. Lento
Title: Chief Executive Officer
Date: November 17, 2015

1 Limelight Networks; Confidential Information